Exhibit 10.2

Execution Version

DEUTSCHE BANK AG NEW YORK BRANCH

DEUTSCHE BANK SECURITIES INC.

60 Wall Street

New York, New York 10005

CONFIDENTIAL

January 19, 2018

Atkore International, Inc.

16100 S. Lathorp Avenue

Harvey, IL 60426

Attention: James Mallak, CFO

Atkore International, Inc.

Commitment Letter

Ladies and Gentlemen:

You have advised us that Atkore International, Inc., a Delaware corporation (the “Borrower” or “you”) intends to finance the payment of a dividend by the Company to its indirect parent Atkore International Group Inc., a Delaware corporation (“Parent”), to facilitate the repurchase by Parent from certain of its equity holders of up to $375.0 million of capital stock of Parent (the “Repurchase”). You have further advised Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI”; collectively DBNY and any Additional Committing Lenders (as defined below), the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include an incremental first lien secured term loan facility described in the Term Sheet, in an aggregate principal amount of up to $425.0 million (plus, at the Borrower’s option pursuant to the terms of the Fee Letter (as defined below), the amount of any Flex Increase) (the “Incremental Facility”), to be documented as an incremental term loan facility under the Amended and Restated First Lien Credit Agreement, dated as of

December 22, 2016, among the Borrower, the lenders from time to time party thereto, DBNY, as administrative agent and collateral agent, and the other agents party thereto (as amended, supplemented, waived or otherwise modified from time to time, the “Existing Credit Agreement”).

In connection with the foregoing, DBNY is pleased to advise you of its commitment to provide 100%, of the Incremental Facility (including without limitation, any Flex Increase), subject only to the conditions set forth in the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Term Sheet.

It is agreed that DBSI will act as a joint lead arranger and bookrunner for the Incremental Facility (in such capacity, the “Lead Arranger” and, collectively with any other arrangers or bookrunners appointed pursuant to the following paragraph, the “Lead Arrangers”); provided that DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Incremental Facility.

You may, on or prior to the date that is 3 business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of the Incremental Facility in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of the Incremental Facility, (x) each such Additional Committing Lender will assume a portion of the commitments of the Incremental Facility on a pro rata basis (and the commitments of the Committed Lenders as of the date hereof with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders as of the date hereof in respect of the Incremental Facility will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers may agree and (ii) in no event shall the Lead Arrangers party to this Commitment Letter as of the date hereof be entitled to less than 60.0% of the economics of the relevant Incremental Facility. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointment referred to above) will be paid to any Lender in connection with the Incremental Facility unless you and we so agree.

The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Incremental Facility (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you (in each case, such consent not to be unreasonably withheld), it being understood that we will not syndicate to any Disqualified Party (as defined in the Existing Credit Agreement); provided that, notwithstanding each Committed Lender’s right to syndicate the Incremental Facility and receive commitments with respect thereto, it is agreed that any syndication, assignment, or receipt of commitments in respect of, all or any portion of a Committed Lender’s commitments hereunder prior to the initial funding under the Incremental Facility shall not be a condition to such Committed Lender’s commitments nor reduce such Committed Lender’s commitments hereunder with respect to the Incremental Facility (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) (the date of such initial funding under the Incremental Facility, the “Closing Date”) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Incremental Facility. The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Incremental Facility prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Committed Lenders to actively assist the Committed Lenders (and to use your commercially reasonable efforts to cause the Sponsor (as defined in the Existing Credit Agreement) to actively assist the Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 45 days after the Closing Date, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of you and the Sponsor, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance in the preparation of a customary lenders presentation for the Incremental Facility (the “Lenders Presentation”) and your using commercially reasonable efforts to provide such Lenders Presentation (other than the portions thereof customarily provided by financing arrangers) to us reasonably promptly after the date hereof, (d) prior to the launch of syndication, using your commercially reasonable efforts to confirm or procure a public corporate credit rating and a public corporate family rating (but no specific rating) in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings (but in each case, no specific rating) for the Incremental Facility from each of S&P and Moody’s, (e) the hosting, with the Committed Lenders, of no more than one meeting (which may be telephonic) to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon and (f) your ensuring that there shall be no competing issues of debt securities or commercial bank or other credit facilities of Parent or any of its subsidiaries being offered, placed or arranged (other than any short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business and any other indebtedness to be mutually agreed) if the offering, placement or arrangement of such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Incremental Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that neither the commencement nor completion of the syndication of the Incremental Facility, shall constitute a condition to the availability of the Incremental Facility on the Closing Date or at any time thereafter.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Incremental Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor to provide) to the Committed Lenders all customary information with respect to you, the Sponsor and the Transactions, including all financial information and projections (such projections, together with any financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Incremental Facility. You hereby represent and warrant that, (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Committed Lenders; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 45 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Incremental Facility, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in connection with the syndication of the Incremental Facility shall be the financial statements required pursuant to the Existing Credit Agreement as of the Closing Date.

You hereby acknowledge that (a) the Committed Lenders will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information that (i) is publicly available or (ii) is not material with respect to you or your securities for purposes of United States federal and state securities laws (collectively, the “Public Side Information”). If reasonably requested by the Committed Lenders you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Lenders Presentation to be used by Public Lenders. The information to be included in the additional version of the Lenders Presentation will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter, in form substantially similar to authorization letters delivered by companies sponsored by the Sponsor, will be included with the delivery of the Lenders Presentation, which authorization letter authorizes the distribution of the Lenders Presentation to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Lead Arrangers customary for companies sponsored by the Sponsor), which Lenders Presentation shall exculpate you and the Sponsor, and your and their respective affiliates and us with respect to any liability related to the use of the Lenders Presentation or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheet; (b) drafts and final definitive documentation with respect to the Incremental Facility; (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Incremental Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without your consent.

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Term Sheet. In addition, the commitments of the Committed Lenders hereunder are subject to the execution (as applicable) and delivery by the Borrower, the Guarantors (as defined in Exhibit B hereto) and the officers thereof, as the case may be, of definitive documentation, customary closing certificates (including evidences of authority, charter documents, and officers’ incumbency certificates) and customary legal opinions with respect to the Incremental Facility (the “Facility Documentation”), in each case consistent with this Commitment Letter and the Fee Letter and, in the case of definitive documentation, in accordance with Subsection 2.8 of the Existing Credit Agreement; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Incremental Facility on the Closing Date if the conditions set forth in this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Term Sheet are satisfied. There shall be no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facility Documentation, other than those expressly stated in the second sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Term Sheet to be conditions to the initial funding under the Incremental Facility on the Closing Date. This paragraph is referred to as the “Funding Conditions Provision”.

You agree (a) to indemnify and hold harmless the Administrative Agent, each of the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Incremental Facility or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Incremental Facility, and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Committed Lenders’ due diligence investigation (and with respect to third party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Administrative Agent identified in the Term Sheet (and, for the avoidance of doubt, not of counsel to any Committed Lender or Lead Arranger individually) and of a single local counsel to the Administrative Agent in each relevant jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Incremental Facility and the preparation of this Commitment Letter, the Fee Letter and the Facility Documentation (collectively, the “Expenses”); provided that, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, the Sponsor or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Incremental Facility or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person means, if such Indemnified Person is the Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of the Administrative Agent, such Lead Arranger or such Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sponsor and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in, and invest or co-

invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Sponsor or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you and the Sponsor, your and their respective stockholders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you and the Sponsor, your and their respective management, stockholders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you or the Sponsor on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the Sponsor and the Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsor and the Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Facility and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Incremental Facility is subject to conditions precedent provided herein, subject to the Funding Conditions Provision and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) [reserved], (ii) you may disclose this Commitment Letter and the contents hereof in any public filing relating to the Transactions and in the Lenders Presentation, in the case of the Lenders Presentation in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter and the contents hereof to potential Lenders (including any prospective Additional Committing Lender) and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining or updating ratings for the Borrower, the Incremental Facility or the Facilities (as defined in the Existing Credit Agreement), (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing and in the Lenders Presentation, (v) [reserved] and (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facility Documentation for the Incremental Facility shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our affiliates in connection with the Incremental Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Committed Lenders and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof and if such Committed Lender is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (c) to the extent that such information becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Sponsor or any of their respective subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Sponsor or any of their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ possession on a non-confidential basis without a duty of confidentiality owing to you, the Sponsor or any of their respective affiliates being violated, or is independently developed by such Committed Lender or its affiliates, (f) to such Committed Lender’s affiliates and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that such Committed Lender shall be responsible for its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Incremental Facility (in each case, other than a Disqualified Party (as defined in the Existing Credit Agreement)), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to rating agencies in connection with obtaining or updating ratings for the Borrower, the Incremental Facility or the Facilities (as defined in the Existing Credit Agreement), (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder, (k) to any other party hereto or (l) to the extent you consent to such proposed disclosure. Each Committed Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its Representatives to whom such Committed Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Incremental Facility upon the initial funding of the Incremental Facility thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

The syndication, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), the indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law and venue provisions, the absence of fiduciary relationship and waiver of conflict provisions in the ninth preceding paragraph and the waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Incremental Facility and provision of information, shall automatically terminate and be superseded by the Facility Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the U.S. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 19, 2018. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the three week anniversary of the date hereof (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree in writing to an extension and (ii) the consummation of the Transactions with or without the funding of the Incremental Facility. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Incremental Facility (or a portion thereof pro rata among the Committed Lenders under the Incremental Facility; provided that if, as a result of the exercise by the Lead Arrangers of any flex rights pursuant to the flex provisions in the Fee Letter, the Incremental Facility would not be fungible with the Initial Term Loans (as defined in the Existing Credit Agreement), the commitments may only be terminated in part if at least $250.0 million of commitments remain in place on the Closing Date) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Repurchase.

Very truly yours,

[signature pages follow]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Edwin E. Roland
Name: Edwin E. Roland
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin E. Roland
Name: Edwin E. Roland
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

[Signature Page to Atkore Commitment Letter]

Accepted and agreed to as of the date first above written:

ATKORE INTERNATIONAL, INC.

By:	/s/ James A. Mallak
	Name:	James A. Mallak
	Title:	Vice President and Chief Financial Officer

[Signature Page to Atkore Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Atkore International, Inc.

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

The Borrower intends to finance the payment of a dividend by the Company to its indirect parent Atkore International Group Inc., a Delaware corporation (“Parent”), to facilitate the repurchase by Parent from certain of its equity holders of up to $375.0 million of capital stock of Parent (the “Repurchase”).

In connection with the foregoing, it is intended that:

a)	The Borrower will obtain (1) up to $425.0 million under the Incremental Facility, plus any Flex Increase, on or prior to the date of the Repurchase. The proceeds from the Incremental Facility shall be used, inter alia, to consummate the Repurchase, to fund the Prepayment (as defined below) and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with amounts necessary to consummate the Repurchase and to fund the Prepayment, the “Transaction Costs”).

b)	The Borrower will prepay all or a portion of the outstanding ABL Facility Loans (as defined in the Existing Credit Agreement) under the Senior ABL Facility (as defined in the Existing Credit Agreement) (the “Prepayment”).

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Atkore International, Inc.

Incremental Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	The Borrower under the Existing Credit Agreement (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	DBNY will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Incremental Facility pursuant to the Existing Credit Agreement for a syndicate of financial institutions to be reasonably acceptable to the Lead Arranger and the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunner and Lead Arrangers:	DBSI (in such capacity, the “Lead Arranger”).

Incremental Facility:

A first lien secured term loan facility (the “Incremental Facility”, the loans thereunder, the “Incremental Loans”) in an aggregate principal amount of up to $425.0 million plus, at the Borrower’s option pursuant to the terms of the Fee Letter, any Flex Increase, to be documented as an incremental term loan facility under the Existing Credit Agreement; provided that the aggregate principal amount of the Incremental Facility shall not exceed the amount permitted to be incurred under Section 2.8 of the Existing Credit Agreement.

The Incremental Facility will be effected by adding additional term loans to the Initial Term Loans under the Existing Credit Agreement pursuant to an Increase Supplement (as defined in the Existing Credit Agreement); provided that if, as a result of the exercise by the Lead Arrangers of any flex rights pursuant to the flex provisions in the Fee Letter, the Incremental Facility would not be fungible with the Initial Term Loans (as defined in the Existing Credit Agreement), the Incremental Facility will be effected by adding a new term loan facility under the Existing Credit Agreement.

Incremental Facility:	As per the Existing Credit Agreement.

Purpose:	The proceeds of borrowings under the Incremental Facility will be used by the Borrower, on or following the date of the initial borrowing under the Incremental Facility (the “Closing Date”), together with (at the Borrower’s option) cash on hand and proceeds of ABL Facility Loans (as defined in the Existing Credit Agreement), solely to fund the Prepayment and to finance other Transaction Costs.

Availability:	The Incremental Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	As per the Existing Credit Agreement.

Final Maturity and Amortization:	The Incremental Facility will mature on December 22, 2023 (the “Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental Facility, with the balance payable on the Maturity Date; provided that individual Lenders shall have the right to agree to extend the maturity of their Incremental Loans upon the request of the Borrower and without the consent of any other Lender (as set forth in the Existing Credit Agreement).

Guarantees:	As per the Existing Credit Agreement and ratably with the existing Facilities (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.

Security:	As per the Existing Credit Agreement and ratably with the existing facilities under the Existing Credit Agreement.

Mandatory Prepayments:	As per the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

Voluntary Prepayments:	As per the Existing Credit Agreement.

Documentation:

The definitive documentation for the Incremental Facility will be negotiated in good faith to reflect the terms set forth in the Commitment Letter and, if applicable, the flex provisions of the Fee Letter, and in any event will contain only those conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Term Sheet.

Notwithstanding the foregoing, the only conditions to the availability of the Incremental Facility on the Closing Date shall be the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D to the Commitment Letter and under the heading “Conditions Precedent to Initial Extension of Credit” below.

Representations and Warranties:	As per the Existing Credit Agreement.

Conditions Precedent to Initial Extension of Credit:	The initial extension of credit under the Incremental Facility will be subject solely to (a) the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D to the Commitment Letter, (b) the condition that the representations and warranties shall be true and correct in all material respects on and as of the Closing Date (although any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), (c) the condition that no event of default under Section 9.1(a) or 9.1(f) of the Existing Credit Agreement shall have occurred and be continuing and (d) the receipt by the Administrative Agent of a completed life-of-loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Fee Property (as defined in the Credit Agreement), and to the extent any building or mobile home located on any Mortgaged Fee Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party and (ii) evidence of flood insurance as required by Subsection 7.5 of the Credit Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Affirmative Covenants:	As per the Existing Credit Agreement.

Negative Covenants:	As per the Existing Credit Agreement.

Financial Covenants:	None.

Events of Default:	As per the Existing Credit Agreement.

Voting:	As per the Existing Credit Agreement.

Cost and Yield Protection:	As per the Existing Credit Agreement.

Assignments and Participations:	As per the Existing Credit Agreement.

Successor Administrative Agent:	As per the Existing Credit Agreement.

Expenses and Indemnification:	As per the Existing Credit Agreement; provided that, for the avoidance of doubt, the reimbursement of the reasonable fees, disbursements and other charges of counsel in connection with the preparation, execution, delivery and syndication of the Incremental Facility shall be limited to fees, disbursements and charges of counsel to the Administrative Agent and the Lead Arranger identified herein (and, for the avoidance of doubt, not of counsel to any other Committed Lender or any other Lead Arranger individually).

Governing Law and Forum:	As per the Existing Credit Agreement.

Counsel to the Administrative Agent and Lead Arranger:	Cahill Gordon & Reindel LLP.

CONFIDENTIAL	ANNEX I TO EXHIBIT B

Interest Rates:	The per annum interest rates under the Incremental Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings, as per the Existing Credit Agreement.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate), and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR shall mean the “Alternate Base Rate” as defined in the Existing Credit Agreement.

Adjusted LIBOR shall mean the “Adjusted LIBOR Rate” as defined in the Existing Credit Agreement (it being understood and agreed, for the avoidance of doubt, that the 1.00% per annum “LIBOR floor” shall also apply to the Incremental Facility); provided that if, as a result of the exercise by the Lead Arrangers of any flex rights pursuant to the flex provisions in the Fee Letter, the Incremental Facility would not be fungible with the Initial Term Loans (as defined in the Existing Credit Agreement), if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7 of the Existing Credit Agreement have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 of the Existing Credit Agreement have not arisen but the supervisor for the administrator of the London interbank offered rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans in U.S. dollars, then the Administrative Agent and the

B-I-1

Borrower shall endeavor to establish an alternate rate of interest to Adjusted LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to the Facility Documentation and/or the Existing Credit Agreement, as necessary, to reflect such alternate rate of interest and such other related changes to the Facility Documentation and/or the Existing Credit Agreement as may be applicable. Notwithstanding anything to the contrary in the Facility Documentation and/or the Existing Credit Agreement, such amendment shall become effective without any further action or consent of any other party to the Facility Documentation and/or the Existing Credit Agreement.

B-I-2

EXHIBIT C

Atkore International, Inc.

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under the Incremental Facility shall be subject to the satisfaction or waiver of the following additional conditions:

1. Since the date hereof, there has been no development or event relating to or affecting any Loan Party (as defined in the Existing Credit Agreement) which has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Existing Credit Agreement).

2. All fees related to the Transactions payable to the Lead Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due.

3. The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower substantially in the form of Exhibit H to the Existing Credit Agreement certifying the solvency, after giving effect to the Transactions, of the Borrower and its subsidiaries on a consolidated basis.

4. The Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent, at least seven business days prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

5. You shall have provided to the Lead Arrangers the Lenders Presentation not less than 7 consecutive business days prior to the Closing Date (or such shorter period reasonably acceptable to the Lead Arrangers).

C-1